Exhibit 99.1

FOR IMMEDIATE RELEASE

HCI Group Reports First Quarter 2016 Results

Tampa, Fla. – May 3, 2016 – HCI Group, Inc. (NYSE:HCI), a holding company primarily engaged in homeowners insurance, with additional operations in reinsurance, real estate and information technology, reported results for the quarter ended March 31, 2016.

First Quarter 2016 - Financial Results

Net income totaled $6.1 million or $0.60 diluted earnings per share compared with $25.4 million or $2.21 diluted earnings per share in the first quarter of 2015.

Gross premiums earned decreased 9.8% to $98.8 million from $109.6 million in the same period in 2015. The decrease was attributable to normal policy attrition as well as the previously announced rate decrease that was effective January 1, 2016 for new and renewal homeowners multi-peril business.

Premiums ceded were $40.4 million, which increased from $27.8 million in the first quarter of 2015. The $12.6 million increase is primarily attributable to an increase in the overall cost of our 2015/16 reinsurance program due to growth in our book of business between the 2014/15 and 2015/16 program years.

Net premiums earned (defined as gross premiums earned less premiums ceded to reinsurance companies) were $58.4 million compared with $81.7 million in the same period in 2015.

Investment income was $1.4 million compared with $1.2 million in the same period in 2015. Additionally, the company recognized net non-cash charges of $0.7 million in the first quarter of 2016 and $1.7 million in the first quarter of 2015 due to declines in the fair value of securities determined to be other than temporary.

During the first quarter of 2016, the company repurchased $13.0 million in principal of the 3.875% convertible senior notes for $11.3 million including commissions. As a result, a gain on extinguishment of approximately $153,000 was recognized, net of $1.6 million in unamortized debt discount, issuance costs and commissions. No senior notes were repurchased during 2015. We also repurchased 186,858 common shares during the quarter through the share repurchase plan approved by our Board of Directors in December 2015. These shares were repurchased at an average price, inclusive of fees and commissions, of $32.15 per share.

Losses and loss adjustment expenses were $27.1 million compared with $19.0 million in the same period in 2015. Our 2016 losses and loss adjustment expenses were impacted by weather-related events occurring in the quarter and reserve strengthening due to noted trends involving assignment of benefits and related litigation.

Policy acquisition and other underwriting expenses were $11.1 million compared with $9.8 million in the comparable period in 2015. The increase was primarily attributable to commissions and premium taxes related to the policies assumed in 2015 from Citizens that have renewed and are included in 2016 written premiums.

First Quarter 2016 - Financial Ratios

The company’s loss ratio (defined as losses and loss adjustment expenses related to net premiums earned) was 46.3% compared with 23.3% for the first quarter of 2015.

The expense ratio (defined as underwriting expenses, salaries and wages, interest and other operating expenses related to net premiums earned) was 41.0% compared with 27.1% for the same prior year period.

Expressed as a total of all expenses related to net premiums earned, the combined loss and expense ratio was 87.3% compared with 50.4% for the same year-ago period.

Due to the impact our reinsurance costs have on net premiums earned from period to period, we believe the combined ratio measured to gross premiums earned is more relevant in assessing overall performance. The combined ratio to gross premiums earned was 51.7% compared with 37.6% for the first quarter of 2015.

Management Commentary

“Our first quarter results reflected the strength of our core book of business as we were able to produce profitable results in light of an unusually high number of adverse weather events in Florida,” said Paresh Patel, HCI Group’s chairman and chief executive officer. “We continue to optimize our book of business to mitigate our risks and position the company to navigate the ever-changing Florida insurance landscape.”

Conference Call

HCI Group will hold a conference call later today, May 3, 2016, to discuss these financial results. Chairman and chief executive officer, Paresh Patel, and chief financial officer, Richard Allen, will host the call starting at 4:45 p.m. Eastern time. A question and answer session will follow management’s presentation.

Interested parties can listen to the live presentation by dialing the listen-only number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.hcigroup.com.

Listen-only toll-free number: (877) 407-8033

Listen-only international number: (201) 689-8033

Conference ID: 13633473

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860.

A replay of the call will be available by telephone after 8:00 p.m. Eastern time on the same day as the call and via the Investor Information section of the HCI Group website at www.hcigroup.com through June 3, 2016.

Toll-free replay number: (877) 660-6853

International replay number: (201) 612-7415

Conference ID: 13633473

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners insurance, reinsurance, real estate and information technology. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 and S&P SmallCap 600 Index. Its 8% Senior Notes trade on the New York Stock Exchange under the ticker symbol “HCJ.” For more information about HCI Group, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. There can be no assurance, for example, that the company will be well positioned to navigate the future Florida insurance landscape. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Kevin Mitchell, Vice President of Investor Relations

HCI Group, Inc.

Tel (813) 405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Michael Koehler

Liolios Group, Inc.

Tel (949) 574-3860

hci@liolios.com

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollar amounts in thousands)

	At March 31, 2016	At December 31, 2015
	(Unaudited)
Assets
Fixed-maturity securities, available for sale, at fair value (amortized cost: $132,016 and $128,614, respectively)	$130,373	125,009
Equity securities, available for sale, at fair value (cost: $46,803 and $47,548, respectively)	48,444	48,237
Limited partnership investments, at equity	24,729	23,930
Investment in unconsolidated joint venture, at equity	5,074	4,787
Real estate investments (inclusive of $2,936 and $2,906 of consolidated variable interest entities, respectively)	30,979	30,954

Total investments	239,599	232,917
Cash and cash equivalents (inclusive of $36 and $57 of consolidated variable interest entities, respectively)	277,913	267,738
Accrued interest and dividends receivable	1,434	1,390
Premiums receivable	18,701	19,631
Prepaid reinsurance premiums	16,923	40,747
Income taxes receivable	—	1,858
Deferred income taxes, net	2,473	3,189
Deferred policy acquisition costs	16,453	18,602
Property and equipment, net	11,711	11,786
Other assets	44,720	39,128

Total assets	$629,927	636,986

Liabilities and Stockholders’ Equity
Losses and loss adjustment expenses	$53,271	51,690
Unearned premiums	164,031	187,290
Advance premiums	16,854	4,983
Assumed reinsurance balances payable	1,087	1,084
Accrued expenses (inclusive of $30 and $21 of consolidated variable interest entities, respectively)	10,150	6,316
Income taxes payable	2,259	—
Long-term debt	127,397	129,429
Other liabilities (inclusive of $1,124 and $1,108 of consolidated variable interest entities, respectively)	17,641	18,472

Total liabilities	392,690	399,264

Stockholders’ equity:
7% Series A cumulative convertible preferred stock (no par value, 1,500,000 shares authorized, no shares issued and outstanding)	—	—
Series B junior participating preferred stock (no par value, 400,000 shares authorized, no shares issued or outstanding)	—	—
Preferred stock (no par value 18,100,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 9,937,756 and 10,292,256 shares issued and outstanding in 2016 and 2015, respectively)	—	—
Additional paid-in capital	18,549	23,879
Retained income	218,689	215,634
Accumulated other comprehensive loss, net of taxes	(1)	(1,791)

Total stockholders’ equity	237,237	237,722

Total liabilities and stockholders’ equity	$629,927	636,986

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Dollar amounts in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
	(Unaudited)
Revenue
Gross premiums earned	$98,819	109,567
Premiums ceded	(40,372)	(27,839)

Net premiums earned	58,447	81,728
Net investment income	1,490	1,409
Net realized investment losses	(75)	(193)
Net other-than-temporary impairment losses recognized in income:
Total other-than-temporary impairment losses	(408)	(1,690)
Portion of loss recognized in other comprehensive income, before taxes	(267)	—

Net other-than-temporary impairment losses	(675)	(1,690)
Policy fee income	1,007	541
Gain on repurchases of convertible senior notes	153	—
Other	400	415

Total revenue	60,747	82,210

Expenses
Losses and loss adjustment expenses	27,080	19,039
Policy acquisition and other underwriting expenses	11,110	9,799
Salaries and wages	5,384	4,898
Interest expense	2,829	2,661
Other operating expenses	4,647	4,767

Total expenses	51,050	41,164

Income before income taxes	9,697	41,046
Income taxes	3,641	15,668

Net income	$6,056	25,378

Basic earnings per share	$0.60	2.50

Diluted earnings per share	$0.60	2.21

Dividends per share	$0.30	0.30

###

5